As filed with the Securities and Exchange
                                                    Commission on March 16, 2006
                                            Registration No. 333-__________
=============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ________________

                           Enzon Pharmaceuticals, Inc.
             (Exact name of Registrant as specified in its charter)

                       Delaware                           22-2372868
            (State or other jurisdiction of            (I.R.S. Employer
            incorporation or organization)            Identification No.)

                                685 Route 202/206
                          Bridgewater, New Jersey 08807
                    (Address of principal executive offices)
                             _______________________

                           Enzon Pharmaceuticals, Inc.
             Executive Deferred Compensation Plan (2005 Restatement)
                            (Full title of the plan)
                             _______________________

                              Jeffrey H. Buchalter
                             Chief Executive Officer
                           Enzon Pharmaceuticals, Inc.
                                685 Route 202/206
                          Bridgewater, New Jersey 08807
                     (Name and address of agent for service)

                                 (908) 541-8600
          (Telephone number, including area code, of agent for service)
                             _______________________
                                   Copies to:

       Lawrence R.  Miller, Esq.                   Kevin T. Collins, Esq.
       Vice President and General Counsel          Heller Ehrman LLP
       Enzon Pharmaceuticals, Inc.                 Times Square Tower
       685 Route 202/206                           7 Times Square
       Bridgewater, New Jersey 08807               New York, New York 10036
       Telephone   (908) 541-8600                  Telephone   (212) 832-8300


-------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

  Title of each class of securities                                                                                    Amount of
--------------------------------------     Amount to be          Proposed maximum            Proposed maximum        registration
           to be registered                 registered       offering price per share    aggregate offering price         fee
--------------------------------------- -------------------- -------------------------- --------------------------- ----------------
   Deferred Compensation
   Obligations(1).....................        $10,000,000            100% (2)                 $10,000,000(2)           $1,070.00
______________________

(1)  The  deferred   compensation   obligations  being  registered  are  general
     unsecured obligations of Enzon Pharmaceuticals, Inc. (the "Company") to pay
     deferred  compensation  in the future in  accordance  with the terms of the
     Enzon  Pharmaceuticals,  Inc.  Executive  Deferred  Compensation Plan (2005
     Restatement) (the "Plan").  In addition,  pursuant to Rule 416(c) under the
     Securities Act, this  registration  statement also covers an  indeterminate amount of interests to be offered to be sold pursuant to the Plan.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of calculating the registration fee.

                                     PART I
               INFORMATION REQUIRED IN THE SECTION 10(a)PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

     (a) The registrant's Transition Report on Form 10-K for the transition period ended December 31, 2005, filed with the Commission on March 3, 2006, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal period covered by the Transition Report referred to in (a) above.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.           Description of Securities.

     The Plan provides a select group of management or highly compensated employees of the Company with the opportunity to defer the receipt of certain cash compensation. Effective January 1, 2005, the Plan was amended and restated to comply with the deferred compensation provisions in the American Jobs Creation Act of 2004, and the restated Plan applies to all deferrals that relate entirely to services performed on or before December 31, 2004 (i.e., with respect to compensation that was earned and vested as of December 31, 2004) and deferrals that relate all or in part to services performed on or after January 1, 2005.

     The obligations of the Company under the Plan (the "Deferred Compensation Obligations") shall be that of an unfunded and unsecured promise of the Company to pay money in the future to participating eligible employees (the "Participants") in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     Each Participant may elect to defer under the Plan all or a portion of his or her base salary and/or annual incentive compensation that may otherwise be payable in a calendar year. In addition, the committee administering the Plan may, in its sole discretion, award non-elective deferred compensation to a Participant. Any credit of non-elective deferred compensation will vest in accordance with the schedule determined by the committee and shall be distributed in a manner consistent with the election last made by the particular Participant.

     A Participant's compensation deferrals are credited to the Participant's bookkeeping account ("Account") maintained under the Plan. A Participant shall allocate his or her Account among the deemed investment options available under the Plan from time to time. Amounts credited to Participants' Accounts for each year are adjusted for earnings or losses based on the investment options elected by the Participant. The Company is not obligated to actually invest any deferred amounts in those investment options. Each Participant's Account is credited on a daily basis with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option.

     The Participant may generally elect the time and manner of payment of the Deferred Compensation Obligations. At the election of the Participant, payment of the Deferred Compensation Obligations may be made in a lump sum or in substantially equal annual installments (subject to a maximum of ten (10) annual installments). The time for payment elected by the Participant shall be a date certain at the time of election or the date of the Participant's separation from service, provided that such specified date shall actually occur on or prior to the Participant's separation from service, disability or death or a change in control of the Company. In the event of a change in control of the Company in accordance with the terms of the Plan, payments will be made in the form of a lump sum.

     Neither a Participant, nor any other person, shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan in advance of the actual receipt of such amounts.

     The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances and certain mandatory lump sum distributions may be made. The Company reserves the right to amend or terminate the Plan at any time, provided that, except as otherwise provided in the Plan, no amendment shall decrease the benefits to a Participant on compensation deferred prior to the date of the amendment without the consent of the Participant.

     The  total  amount  of  the  Deferred   Compensation   Obligations  is  not
determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their compensation that they elect to defer under the Plan.

     The Deferred Compensation Obligations are not convertible into another security of the Company.

     The foregoing summarizes the material terms and provisions of the Deferred Compensation Obligations, is not a complete description of the Deferred Compensation Obligations and is qualified in its entirety by reference to the Plan.

Item 5.           Interests of Named Experts and Counsel.  Not applicable.

Item 6.           Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity, for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Section 145.

     Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. Article 10 of the Company's certificate of incorporation, as authorized by Section 102(b)(7), provides that a director shall not be liable to the Company for breach of a fiduciary duty, except for liability:

     o for any breach of the director's duty of loyalty to the Company or the Company's stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o    under section 174 of the DGCL providing for liability of directors for
          unlawful   payment  of  dividends  or  unlawful  stock   purchases  or
          redemptions;

     o    for any transaction from which a director derived an improper benefit;
          or

     o for any act or omission occurring prior to the date when Article 10 became effective.

     Section 8.1 of the Company's bylaws provides for the indemnification, to the fullest extent authorized by law, of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, against expenses, judgments, fines, and amounts paid in settlement incurred in connection with such action or proceeding, by reason of the fact that such person is or was a director or officer of the Company. The Company's Directors' and Officers' Liability Insurance, which is provided for under Section 8.3 of the Company's bylaws, insures directors and officers against any liability arising out of such person's status as a director or officer, and insures the Company against its obligations to indemnify its directors and officers.

     The Company's officers and directors have executed indemnity agreements which supplement the protections provided by the Company's certificate of incorporation and bylaws. These agreements require the Company to pay for any damages, judgments, settlements, costs and expenses for the defense of legal actions, claims, proceedings and appeals due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, suffered or wrongfully attempted by the officer or director. If the Company does not pay such costs and expenses within 90 days after it receives a written claim, such officers or directors may bring a suit against the Company to recover the unpaid amount of the claim. If such officer or director is successful, the Company will be required to pay for the expenses incurred relating to the claim.

Item 7.           Exemption from Registration Claimed.  Not applicable.

Item 8.           Exhibits.

                   Exhibit
                   Number
                   4.1 Enzon Pharmaceuticals, Inc. Executive Deferred Compensation Plan (2005 Restatement)(1).
                   5.1           Opinion of Heller Ehrman LLP.
                   23.1          Consent of Heller Ehrman LLP (included in
                                        Exhibit 5.1).
                   23.2          Consent of Independent Registered Public
                                        Accounting Firm.
                   24.1          Powers of Attorney (included in signature
                                         page to this registration statement).
                   -------------

               (1) Incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the year ended June 30, 2005, previously filed with the Commission on September 9, 2005.

Item 9.         Undertakings.

         (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's transition report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                            [Signature Pages Follow]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on March 15, 2006.

                    Enzon Pharmaceuticals, Inc.

                    By:       /s/ Jeffrey H. Buchalter
                              ----------------------------------------------
                              Jeffrey H. Buchalter
                              President, Chief Executive Officer and
                              Chairman of the Board (Principal Executive
                              Officer)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey H. Buchalter and Craig A. Tooman, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Signature                                         Title                                    Date

/s/ Craig A. Tooman                           Executive Vice President, Finance and Chief              March 15, 2006
Craig A. Tooman                                 Financial Officer (Principal Financial
                                                Officer)

/s/ Jeffrey H. Buchalter                      President, Chief Executive Officer and Chairman          March 15, 2006
Jeffrey H. Buchalter                            of the Board (Principal Executive Officer)

/s/ Goran Ando                                Director                                                 March 15, 2006
Goran Ando

/s/ Rolf A. Classon                           Director                                                 March 15, 2006
Rolf A. Classon

/s/ Rosina B. Dixon                           Director                                                 March 15, 2006
Rosina B. Dixon

/s/ Robert LeBuhn                             Director                                                 March 15, 2006
Robert LeBuhn

/s/ Victor P. Micati                          Director                                                 March 15, 2006
Victor P. Micati

                                              Director
Phillip M. Renfro

/s/ Robert C. Salisbury                       Director                                                 March 15, 2006
Robert C. Salisbury

                                INDEX TO EXHIBITS


    Exhibit
    Number
    4.1           Enzon Pharmaceuticals, Inc. Executive Deferred Compensation
                        Plan (2005 Restatement)(1).
    5.1           Opinion of Heller Ehrman LLP.
    23.1          Consent of Heller Ehrman LLP (included in Exhibit 5.1).
    23.2          Consent of Independent Registered Public Accounting Firm.
    24.1          Powers of Attorney (included in signature page to this
                        registration statement).
    -------------

(1) Incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the year ended June 30, 2005, previously filed with the Commission on September 9, 2005.